Exhibit 99.1

Tri-Valley Corporation Reports 20% Increase in Production Revenues in Third Quarter 2010

Production Costs Decrease 28%
Stockholders’ Equity Increases 28% to $5.9 Million at September 30, 2010
Conference Call Today at 4:30 p.m. Eastern Time

Bakersfield, CA, November 3, 2010 – Tri-Valley Corporation (NYSE Amex: TIV) today announced its financial results for the third quarter ended September 30, 2010.

Oil and gas revenues for the third quarter increased 20% to $447,000 from $374,000 in the third quarter of 2009, reflecting increased oil production in the quarter and higher oil prices.  Third quarter net production totaled 6,638 barrels of oil versus 4,560 barrels in the same period of 2009, an increase of 46%. Production costs declined 28% in the third quarter compared with the third quarter of 2009, driven by lower contract labor, repairs, and transportation costs.

Total revenues for the third quarter were $371,000 compared with $450,000 in the same quarter of 2009.  The decline was largely due to an $86,000 adjustment to the gain on sale of properties recorded in the second quarter to reflect expenses incurred subsequent to the sale.  In addition, revenues in last year’s third quarter included $76,000 in other income, which was largely due to a one-time gain on the sale of an investment.

“Oil and gas revenues continue to grow as we move forward on our plans to increase production from our two main California projects,” said Maston Cunningham, Tri-Valley’s President and CEO.  “During the quarter we expanded the 30-day steam cycles on two of the three remaining oil wells at the Pleasant Valley oil sands project in Oxnard, California, and we completed the initial steam cycle on the fourth well at our Claflin project near Bakersfield.  At the same time that production has increased, we have driven production costs down significantly through reductions in headcount and a strict focus on cost controls.”

“Our mineral assets in Alaska continue to represent additional opportunities to generate returns for our shareholders,” Mr. Cunningham added.  “Yesterday, we announced our interest in moving forward on the exploration and development of our Shorty Creek Prospect, near Fairbanks, Alaska, with the assistance of an experienced partner.  Recent studies have indicated a potentially large porphyry copper, gold, and molybdenum system on the Shorty Creek property, which covers an area approximately eight miles in diameter.  With the operational and financial assistance offered by a partner, we believe we can more quickly monetize the Shorty Creek asset.  We have also initiated efforts to evaluate strategies to maximize the value of the high grade, high brightness calcium carbonate deposit at our Admiral Calder mine near Ketchikan.  The high grade, high bright calcium carbonate there is considered to be among the top one percent (1%) of such deposits in the world.  Our focus is on accelerating the monetization of these mineral assets to enhance shareholder value.”

“Finally, during the quarter, we increased our stockholders’ equity to $5.9 million from $4.6 million at the end of June, through the issuance of 355,000 shares of restricted Series A preferred stock,” Mr. Cunningham continued.  “With this additional equity, our stockholders’ equity is very close to the $6 million minimum required for our continued listing on the NYSE Amex, LLC, exchange.  We anticipate raising additional capital during the fourth quarter and are exploring strategies that will minimize dilution to our existing shareholders.  To expand the options open to us, we recently signed a Sales Agreement with C.K. Cooper & Company for the potential sale of up to $3 million of common stock under an at-the- market (“ATM”) equity offering program.”

“During the fourth quarter, we are working to optimize our equipment and facility requirements at our Pleasant Valley project to ensure that we have the infrastructure in place to accommodate the additional production we anticipate from the deployment of Steam Assisted Gravity Drainage (SAGD) technology.  We expect these facility improvements to be in place, and a new well drilled to enable the operation of the SAGD pilot by the end of the first quarter of 2011.  At Claflin, we plan to drill up to five new wells by the end of the quarter depending on the timing of our capital raising efforts.  The team executed well this quarter on our key initiatives to grow oil production, monetize our mineral assets, and improve our balance sheet, all critical elements to our strategy to enhance shareholder value, and we look forward to our continued progress,” concluded Mr. Cunningham.

Third Quarter and First Nine Months’ 2010 Financial Highlights

Third quarter 2010 revenues were $371,000 compared with $450,000 in the same quarter of 2009.  The decline was primarily due to two factors.  The Company made an $86,000 adjustment to the gain on the sale of properties in the second quarter of 2010 to reflect expenses incurred subsequent to the sale.  In addition, revenues in the 2009 third quarter benefitted from $76,000 in other income, which was largely due to a one-time gain on the sale of an investment.

Total costs and expenses were $6.0 million compared with $3.2 million in the third quarter last year.  Included in the current results were $3.2 million of non-cash warrant expense associated with the securities offering in April.  The Company reported a net loss of $5.6 million, or $ (0.15) per share, in the third quarter of 2010 compared with a net loss of $2.7 million, or $ (0.09) per share, in the same quarter of 2009.  Excluding warrant expense, the net loss for the third quarter of 2010 was approximately $2.4 million, an improvement from the $2.7 million net loss in the comparable quarter a year ago.

For the first nine months of 2010, revenues totaled $3.0 million compared with $1.3 million a year ago.  Revenues from oil and gas production increased 38% to $1.4 million from $1.0 million, and production costs decreased by 42% to $0.9 million.  The net loss for the nine months of 2010 was $12.1 million, or $ (0.33) per share, compared with $8.0 million, or $ (0.28) per share, in the comparable period in 2009.  Excluding gains on sale of assets and warrant expense, net loss for the first nine months of 2010 was approximately $6.4 million versus $8.0 million in the prior year period.

Conference Call

The company has scheduled a conference call to discuss its third quarter results and current business developments today, November 3, 2010, at 4:30 p.m. ET. To access the call, dial 877-941-8632.  To access the live webcast of the call, visit Tri-Valley’s website at www.tri-valleycorp.com.

An audio replay will be available for seven days following the call at 800-406-7325. The password required to access the replay is 4379568#. An archived webcast will also be available at www.tri-valleycorp.com.

About Tri-Valley

Tri-Valley Corporation explores for and produces oil and natural gas in California, and has two exploration-stage gold properties and a high grade calcium carbonate quarry in Alaska. Tri-Valley is incorporated in Delaware and is publicly traded on the NYSE Amex exchange under the symbol "TIV." Our company website, which includes all SEC filings, is www.tri-valleycorp.com.

Forward-looking Statements
This press release contains forward-looking statements that involve risks and uncertainties. Actual results, events, and performance could vary materially from those contemplated by these forward-looking statements which include such words and phrases as exploratory, wildcat, prospect, speculates, unproved, prospective, very large, expect, potential, etc. Among the factors that could cause actual results, events, and performance to differ materially are risks and uncertainties discussed in "Item 1A. Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition" contained in the company's Annual Report on Form 10-K for the year ended December 31, 2009.

TRI-VALLEY CORPORATION CONSOLIDATED BALANCE SHEET ASSETS
	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Current Assets
Cash	$ 235,551	$ 290,926
Accounts Receivable TVOG Production Accrual	650,725	33,623
Accounts Receivable - Trade	-	63,151
Prepaid Expenses	595,628	16,889
Accounts Receivable from Joint Venture Partners - Net	4,842,234	1,432,785
Accounts Receivable - Other	128,259	25,717

Total Current Assets	6,452,397	1,863,091

Property and Equipment - Net
Proved Properties	25,265	25,265
Unproved Properties	1,738,370	1,551,998
Rig	1,013,157	1,132,847
Other Property and Equipment	4,585,186	5,470,295

Total Property and Equipment - Net	7,361,978	8,180,405

Other Assets
Deposits	365,919	172,913
Investments in Joint Venture Partnerships	24,084	17,400
Goodwill	212,414	212,414
Other	-	13,800

Total Other Assets	602,417	416,527

Total Assets	$ 14,416,792	$ 10,460,023

LIABILITIES AND STOCKHOLDERS' EQUITY
	September 30, 2010	December 31, 2009
	(Unaudited)	(Audited)

Current Liabilities
Notes Payable	$ 229,796	$ 439,482
Trade - Accounts Payable and Accrued Expenses	5,977,508	5,962,774
Non-Trade Accounts Payable	-	850,000

Total Current Liabilities	6,207,304	7,252,256

Non-Current Liabilities
Asset Retirement Obligation	1,002,304	351,013
Long-Term Portion of Notes Payable	1,283,210	1,395,649

Total Non-Current Liabilities	2,285,514	1,746,662

Total Liabilities	8,492,818	8,998,918

Stockholders' Equity
Series A Preferred Stock -- 10% Cumulative, $0.001 par, $10.00
liquidation value; 20,000,000 share authorized; 355,000 outstanding	355	-
Common Stock, $.001 par value; 100,000,000 shares
authorized; 38,191,985* and 33,190,462 outstanding at September 30,
2010, and December 31, 2009, respectively.	38,191	33,190
Less: Common Stock in Treasury, at cost; 120,025 shares	(38,370)	(13,370)
Capital in Excess of Par Value	61,655,513	51,469,228
Additional Paid in Capital - Warrants	6,110,602	-
Additional Paid in Capital - Stock Options	2,665,673	2,429,722
Accumulated Deficit	(64,507,990)	(52,457,665)

Total Stockholders' Equity	5,923,974	1,461,105

Total Liabilities and Stockholders' Equity	$ 14,416,792	$ 10,460,023

*As of September 30, 2010, the Company had received subscriptions to purchase an additional 94,790 shares, which had not been accepted because required subscription documents had not been received from the subscribers, and the necessary stock exchange approval has not been received.

TRI-VALLEY CORPORATION CONSOLIDATED STATEMENT OF OPERATIONS (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,

	2010	2009	2010	2009
Revenues
Sale of Oil and Gas	$ 447,473	$ 373,887	$ 1,368,462	$ 991,580
Gain (Loss) on Sale of Asset	(85,760)	-	1,587,732	-
Partnership Income	4,371	-	12,181	30,033
Other Income	1,453	76,404	8,155	282,212
Interest Income	3,390	-	5,409	15,950

Total Revenues	$ 370,927	$ 450,291	$ 2,983,392	$ 1,319,775

Costs and Expenses
Production Costs	$ 381,674	$ 529,423	$ 914,228	$ 1,588,269
Mining Exploration Expenses	118,259	197,952	342,648	315,104
Depletion, Depreciation, and Amortization	180,171	445,369	514,463	1,340,931
Bad Debt Expense	44,391	-	44,391	53,980
Interest Expense	85,995	40,294	141,855	138,040
General and Administrative	1,783,521	1,973,444	5,586,829	5,916,172
Warrant Expense	3,221,154	-	7,238,857	-
Stock Option Expense	198,756	-	250,446	-

Total Costs and Expenses	$ 6,013,921	$ 3,186,482	$ 15,033,717	$ 9,352,496

Loss Before Minority Interest	$ (5,642,994)	$ (2,736,191)	$ (12,050,325)	$ (8,032,721)

Minority Interest	-	(10,128)	-	(63,530)

Net Loss	$ (5,642,994)	$ (2,726,063)	$ (12,050,325)	$ (7,969,191)

Basic Net Loss Per Share:
Loss from Operations	$ (0.15)	$ (0.09)	$ (0.33)	$ (0.28)
Basic Loss Per Common Share	$ (0.15)	$ (0.09)	$ (0.33)	$ (0.28)

Weighted Average Number of Shares Outstanding	38,088,543	28,884,999	36,082,981	28,249,933

Weighted Potentially Dilutive Shares Outstanding	43,787,127	31,572,026	39,736,810	30,836,180

No dilution is reported since Net Income is a loss per ASC 260.

TRI-VALLEY CORPORATION CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
	For the Nine Months Ended September 30,
	2010	2009

Cash Flows from Operating Activities
Net Loss	$ (12,050,325)	$ (7,969,191)

Used by Operating Activities
Depreciation, Depletion, and Amortization	514,463	895,562
Impairment, Dry Hole and Other Disposals of Property	-
Warrant Expense	7,238,857	-
Stock Options	250,446	272,233
Marketable Securities	-
Bad Debt Expense	44,391	53,980
Director Compensation	95,400	-
Stock Warrants	-	-
Changes in Operating Capital		-
(Increase) or Decrease in Total Accounts Receivable	(700,885)	131,329
(Increase) or Decrease in Total Other Assets	(764,629)	(423,514)
Increase or (Decrease) in Accounts Payable, Deferred Revenue
and Accrued Expenses	(835,266)	2,925,398
Increase or (Decrease) in Accounts Payable to Joint Venture Partners		-
and Related Parties	-	(912,173)
(Increase) or Decrease in Accounts Receivable from Joint Venture Partners	641,991	2,878,600
		-
Net Cash Used by Operating Activities	$ (7,153,289)	$ (1,614,686)

Cash Flows from Investing Activities
Proceeds from the Sale of Property	3,059,341	-
Capital Expenditures	(1,032,381)	(480,720)

Net Cash Provided by Investing Activities	$ 2,026,960	$ (480,720)
Cash Flows from Financing Activities
Principal Payments on Long-Term Debt	(322,125)	(188,967)
Net Proceeds from Issuance of Warrants	-	-
Net Proceeds from the Issuance of Stock Options	2,200	-
Net Proceeds from the Issuance of Common Stock	5,415,879	2,241,148
Sale or (Purchase) of Treasury Stock	(25,000)	-

Net Cash Provided by Financing Activities	$ 5,070,954	$ 2,052,181

Net Decrease in Cash and Cash Equivalents	(55,375)	(43,225)
Cash and Cash Equivalents at Beginning of Period	290,926	2,000,787

Cash and Cash Equivalents at End of Period	$ 235,551	$ 1,957,562

Supplemental Schedule of Noncash Transactions
Issuance of Preferred Stock Upon Conversion of Note Payable	$ 850,000	$ -
Issuance of Preferred Stock Upon Conversion of Interest in Great Valley Production
Services, LLC	$ 2,700,000	$ -

Company Contacts:	Investor Contacts:	Media Contact:
John Durbin	Doug Sherk/Jenifer Kirtland	Chris Gale
(661) 864-0500	EVC Group, Inc.	EVC Group, Inc.
jdurbin@tri-valleycorp.com	(415) 896-6820	(646) 201-5431
	dsherk@evcgroup.com	cgale@evcgroup.com
jkirtland@evcgroup.com